November 14, 2016

VIA EDGAR

Justin Dobbie

Legal Branch Chief

Office of Transportation and Leisure

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Mail Stop 3561

Re:	Request for Acceleration of Effectiveness of Registration Statement on Form F-3 (File No. 333-213781) of Höegh LNG Partners LP (the “Registrant”)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the Registrant hereby requests that the effectiveness of the above-captioned Registration Statement (the “Registration Statement”) be accelerated so that the Registration Statement will become effective on November 16, 2016, at 4:00 p.m., Eastern Time, or as soon as practicable thereafter.

Please call the undersigned at +44 7919 058830 or Catherine Gallagher at Vinson & Elkins L.L.P. at (202) 639-6544 with any questions regarding this matter.

Höegh LNG Partners LP

c/o Höegh LNG Services Ltd.
150 Minories (4th floor), London EC3N 1LS, United Kingdom

Very truly yours,

Höegh LNG Partners LP

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and Chief
Financial Officer

Signature Page to Acceleration Request of Höegh LNG Partners LP